EXHIBIT 99.3

SHAREHOLDERS’ AGREEMENT

          This Agreement, made and entered into this _____ day of April, 2003, by and among Eastchester Enterprises, Inc., a Florida Corporation (the “Corporation”), Frank F. Ferola (“Ferola”), Shouky A. Shaheen, individually and as trustee (“Shaheen”), Thomas M. D’Ambrosio (“D’Ambrosio”), and John DePinto (“DePinto”).

W I T N E S S E T H:

          WHEREAS, the Corporation has been formed to serve as a merger vehicle through its wholly-owned subsidiary, Gunhill Enterprises, Inc. (“Gunhill”), a Florida corporation, in a merger of Gunhill with The Stephan Co., a Florida corporation (“Stephan”), pursuant to which it is intended that the Corporation will acquire all of the issued and outstanding capital stock of Stephan not then owned by the Corporation and Stephan will then be a wholly-owned subsidiary of the Corporation; and

          WHEREAS, after the Corporation has acquired all of the issued and outstanding capital stock of Stephan, Stephan may or may not be merged with or liquidated into the Corporation; and

          WHEREAS, Ferola, D’Ambrosio, DePinto and Shaheen & Co., Inc., a Georgia corporation, which is a corporation controlled by Shaheen, are the shareholders in Stephan which are to receive shares in the Corporation in exchange for their Stephan shares in a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended; and

          WHEREAS, the Corporation is an S corporation for income tax purposes; and

          WHEREAS, the Corporation cannot have as a shareholder another corporation, such as Shaheen & Co., Inc., and be an S corporation for income tax purposes; and

          WHEREAS, to remain qualified as an S corporation the shares in the Corporation to be owned by Shaheen & Co., Inc. must instead be owned by the shareholders of Shaheen & Co., Inc., who are eligible for income tax purposes to be shareholders of an S corporation; and

          WHEREAS, the shareholders of Shaheen & Co., Inc., who are qualified to hold the shares in the Corporation and thus allow the Corporation to be an S Corporation are Shaheen, individually, and two trusts for the benefit of his two children; and

          WHEREAS, the parties to this Agreement desire that Shaheen hold the shares for the benefit of his two childrens’ trusts under a voting trust agreement (“Shaheen Voting Trust Agreement”) by which Shaheen shall control and vote these shares of the Corporation; and

          WHEREAS, the parties to this Agreement intend that Shaheen be the sole and only irrevocable trustee for representing his children’s interests under this Agreement, and as such, Shaheen be the only party with respect to the shares held for the benefit of Shaheen’s children with which the other parties to this Agreement must deal in carrying out all actions pertinent throughout the Agreement applicable to a shareholder; and

          WHEREAS, as result of the merger with Stephan and as a result of the Shaheen Voting Trust Agreement, Ferola, Shaheen, D’Ambrosio, and DePinto are the Shareholders in the Corporation (the “Shareholder(s)”, with any reference to the “Shareholder” in this Agreement to also include such Shareholder’s attorney-in-fact); and

          WHEREAS, the parties have agreed that it is in the best interest of the Corporation and the Shareholders to restrict the ownership of shares of the Corporation, and to provide an orderly method to maintaining continuity of ownership and control of the Corporation with respect to the transfer, repurchase and voting of the shares of the Corporation, all in order to better ensure the profitability and growth of the Corporation;

          WHEREAS the Board of Directors of the Corporation have met and have unanimously adopted a resolution approving this Agreement, authorizing its execution, and directing the officers to fulfill the Corporation’s obligations under this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, it is hereby agreed as follows:

ARTICLE I.
General Restriction

          No Shareholder shall voluntarily or involuntarily transfer, assign, sell, or convey any interest in his shares of the Corporation, now owned by such Shareholder or hereafter acquired by him, except in accordance with the provisions of this Agreement.  The words “transfer, assign, sell, or convey” as used in this Agreement shall include the grant of any proxy, the establishment of any voting trust or any sale, hypothecation, pledge, assignment, or other conveyance, with or without consideration, of any incidence of ownership or title as to any share of the Corporation’s stock owned of record or beneficially by a Shareholder, regardless of whether or not record or beneficial title to such shares is thereby transferred.  Each of the Shareholders agrees that, notwithstanding any provision of this Agreement to the contrary, he will not at any time transfer, or agree to transfer, any shares to any person or entity (including any stockholder or equity holder of such entity) that to the knowledge of the Shareholder, is engaged in a business or activity competing with the Corporation’s business as then conducted, unless all Shareholders shall mutually consent or agree in writing in advance.

ARTICLE II.
Disposition of Shares During Lifetime

          A.     Except as otherwise provided in this Agreement, no Shareholder shall transfer, sell, assign, or convey his or her shares during his lifetime without the express consent of the Corporation and the other Shareholders.

          B.     If any Shareholder desires to transfer, sell, or assign any interest in his shares to any third party, such Shareholder shall first submit a written request to the Corporation seeking the Corporation’s approval of such transfer.  Such request shall set forth the identity of the proposed transferee, the price or consideration to be paid for the transfer or assignment, and the terms of the proposed transaction. For thirty (30) days following the receipt of such notice, the Corporation shall have a first option to purchase all (but not less than all) of the shares of the transferor Shareholder for a price (the “Option Price”) equal to the lesser of (1) the price disclosed in such notice or (2) the price set forth in Article IV of this Agreement.  The Corporation’s option shall be exercisable by duly constituted action of the Board of Directors of the Corporation by majority vote (not including the transferor Shareholder) in accordance with the By-laws of the Corporation.

                  If the Corporation fails to exercise its first option as provided herein, then for fifteen (15) days following the expiration of the Corporation’s first option, the other Shareholders shall have a second option to purchase all (but not less than all) of the shares of the transferor Shareholder for a price equal to Option Price.  Each of the other Shareholders who elects to exercise his option shall purchase his pro rata part of the shares of the transferor Shareholder in the same proportion which his shares bear to all the shares owned by all Shareholders electing to purchase hereunder.  If any Shareholders do not elect to exercise their options, then the Shareholders who elect to exercise their options shall have the right to purchase the shares which the Shareholders who elected not to exercise their options in the same proportion which their shares bear to all of the shares owned by all Shareholders electing to purchase hereunder.

                  Should either the Corporation or the other Shareholders elect to exercise their option to purchase the shares of the transferor Shareholder as provided in this subparagraph B., the payment of the purchase price shall be upon either (1) the terms set forth in such notice or (2) the terms provided in Article IV of this Agreement, at the option of the purchaser(s).

                  Should neither the Corporation nor the other Shareholders elect to exercise the options provided herein within forty-five days following the receipt of the transferor Shareholder’s original notice, then the transferor Shareholder shall be free for a period of ninety days to transfer ownership of his shares in strict accordance with the terms of the notice given to the Corporation and the other Shareholders, free of the restrictions imposed by this Agreement; provided however, that the proposed transferee shall be an eligible shareholder such that the Corporation maintains its election to be taxed under the provisions of Subchapter S of the Internal Revenue Code, as amended; and provided further that the proposed transferee of such shares shall take them subject to the terms and restrictions imposed by this Agreement and shall become a party hereto.  If the transferor Shareholder does not transfer his shares as provided herein within ninety (90) days following the expiration of the Corporation’s first option and the Shareholders’ second option, then (i) such shares shall once again be subject to the restrictions of this Agreement and may not subsequently be transferred or conveyed except in compliance with the terms hereof, and (ii) such shares may not, in any event, be transferred or conveyed by such transferor Shareholder for a period of twelve (12) months from the expiration of the ninety (90) days period within which such transferor Shareholder was free to transfer his ownership under this paragraph.

          C.     If the transferor Shareholder shall propose to sell shares which represent at least fifty percent (50%) of the outstanding shares, and if neither the Corporation nor the other Shareholders shall elect to exercise the options provided herein, then:

                   (1)     all (but not less than all) of the other Shareholders shall have the right, upon written notice delivered to the transferor Shareholder prior to the expiration of the forty-five (45) day period described above in Paragraph B., to require that their shares also be sold to the proposed transferee at the same price and upon the same terms as apply to the transferor Shareholder’s shares; provided, however, that the price per share at which the other Shareholders may be required to sell shall, in no event, be less than the price per share determined according to the provisions of Article IV of this Agreement as of the date of such notice; and

                   (2)     the transferor Shareholder shall also have the right, upon written notice delivered to the other Shareholders prior to the expiration of the said forty-five (45) day period described above in Paragraph B, to require all (but not less than all) of the other Shareholders to sell all (but not less than all) of their shares to the proposed transferee at the same price and upon the same terms as apply to the transferor Shareholder’s shares; provided, however, that the price per share at which the other Shareholders may be required to sell shall, in no event, be less than the price per share determined according to the provisions of Article IV of this Agreement as of the date of such notice.

                   (3)     If neither (1) nor (2) above of this Paragraph C. occur after such proposal, then this Agreement shall remain in full force and effect.

          D.     In the event that a Shareholder or his attorney-in-fact who represents such Shareholder provides evidence reasonably satisfactory to the Board of Directors of the Corporation that such Shareholder is experiencing “significant financial hardship” (as defined herein, including as a result of a “Disability” as also defined herein), then such Shareholder (or the attorney-in-fact who represents such Shareholder) may, at his option, elect to sell his shares, which must also include all shares owned by a trust for the benefit of the Shareholder’s family under the provisions of Article VI of this Agreement, to the Corporation for the price and upon the terms in accordance with Article IV of this Agreement.  “Significant financial hardship” shall mean an immediate and substantial financial need (not covered by reimbursement or compensation by insurance or otherwise) of a Shareholder, such as (i) medical care expenses for the Shareholder and his family; (ii) potential loss of the Shareholder’s principal residence due to actual or threatened foreclosure proceedings or (iii) an inability to pay ordinary and customary living expenses which can only be averted by sale of the Shareholder’s other assets at “sacrifice” or “below market” prices; or (iv) an inability to maintain the Shareholder’s normal and customary style of living (which the parties to this Agreement agree may be different for each Shareholder). If the Board of Directors of the Corporation determines that such Shareholder has not provided evidence reasonably satisfactory that such Shareholder is experiencing “significant financial hardship”, then such Shareholder or his personal representative and the Corporation may then each appoint a financial specialist to review the decision of the Board of Directors of the Corporation, and if no agreement is reached as a result of such review, then a third financial specialist shall be selected by both parties who shall review the decision of the Board of Directors of the Corporation.  After the review by the third financial specialist, such third financial specialist shall render his decision which shall be final and binding on all parties.  “Disability” shall mean a mental or physical condition which prevents a Shareholder for working for a period of at least twelve (12) consecutive calendar months in substantially the same capacity as he worked prior to incurring such disability if, in the opinions of physicians selected by the Shareholder and by the Corporation, such incapacity is likely to be of a permanent nature.  If either the Shareholder or the Corporation cannot agree upon the other party’s physician, then an independent physician, mutually agreeable to the Shareholder and the Corporation, shall be selected, whose decision shall be final and binding on all parties.  If the Shareholder elects to sell his shares as a result of such “significant financial hardship”, then the Corporation must purchase such Shareholder’s shares, which must also include all shares owned by a trust for the benefit of the Shareholder’s family under the provisions of Article VI of this Agreement, for the price and upon the terms in accordance with Article IV of this Agreement.

          E.     Notwithstanding anything to the contrary contained in this Agreement, the Shareholders may pledge their shares to the extent necessary to arrange and effect any debt financing for the merger with the Stephan Company.

          F.     If any Shareholder shall, voluntarily or involuntarily, transfer or assign any interest in his or her shares during his or her lifetime without having first complied in all respects with the requirements of this Article, then any such transfer or assignment shall be null and void.

          G.     Notwithstanding anything contained in this Agreement to the contrary, in the event that:

(i)   a vote is taken with respect to an item described in Paragraph A of Article V of this Agreement for which the affirmative vote of seventy-eight percent (78%) of the outstanding shares are needed to approve the action voted upon, and

(ii) such action is approved by at least seventy-eight percent (78%) of the outstanding shares, and

(iii) Thomas M. D’Ambrosio voted all of his shares against taking such action,

then and in such event, Thomas M. D’Ambrosio shall have the right and option, exercisable in his sole discretion at any time during the ninety (90) days following such vote, to require the Corporation to acquire all, but not less than all, of his stock in the Corporation, the purchase price of such stock to be determined pursuant to Paragraph A of Article IV.  In the event that Thomas M. D’Ambrosio elects to exercise his option hereunder, he shall give written notice of his exercise of the option to the Corporation and the other shareholders in the manner provided in Article XVII hereof.  If the option is exercised by Thomas M. D’Ambrosio, then the Corporation shall purchase all, but not less than all, of the stock in the Corporation owned by Thomas M. D’Ambrosio and the Corporation shall pay the purchase price for such stock within ninety (90) days following the date written notice of the exercise of the option is given.

ARTICLE III.
Disposition of Shares Upon Death of a Shareholder

                    Upon the death of a Shareholder, the Corporation must purchase and the personal representative for the estate of the deceased Shareholder must sell all the shares of the Corporation owned by such deceased Shareholder, which must also include all shares owned by a trust for the benefit of the Shareholder’s family under the provisions of Article VI of this Agreement, at the price and upon the terms set forth in Article IV of this Agreement.  Such transaction shall take place within six (6) months of the date of appointment of the personal representative for the deceased Shareholder’s estate.  If the Corporation makes a determination that it lacks the necessary funds to purchase the shares or that purchasing the shares would cause significant financial hardship to the Corporation, which determination must be made by an independent financial advisor or consultant, satisfactory to the majority of the remaining Shareholders, then the Corporation may assign its right to purchase all or a portion of the shares to the other Shareholders, who, subject to the same terms and conditions of the Corporation’s obligation for the payment to the Shareholder’s estate (which must also include all shares owned by a trust for the benefit of the Shareholder’s family under the provisions of Article VI of this Agreement), may purchase the shares in a percentage equal to their percentage of the outstanding shares of the Corporation or any other percentage such Shareholders may agree upon among themselves; provided that the foregoing shall not release the Corporation from its obligation hereunder to purchase any unpurchased shares if the Shareholders fail, for any reason, to purchase all shares pursuant to the foregoing assignment by the Corporation.

ARTICLE IV.
Price and Terms for Purchase of Shares

          A.     The price per share shall be the agreed value as evidenced by a certificate of agreed value signed by the Corporation and the Shareholders.  The certificate of agreed value shall be in a form substantially similar to the form evidenced by Exhibit A to this Agreement.  It is intended that the agreed value of the shares must be reviewed no less often than annually, and the Shareholders and the Corporation shall sign a new certificate of agreed value.  In no event shall a certificate of agreed value be effective unless signed by the Corporation and all of the Shareholders.  The Corporation and the Shareholders may, at any other time, execute a new certificate of agreed value.  The execution of a new certificate of agreed value, at any time, shall automatically replace and revoke all prior certificates of agreed value.  If the Corporation and Shareholders are unable to reach a unanimous agreement as to the agreed value, the Shareholders agree to cooperate in good faith to chose a mutually acceptable independent appraiser to determine the agreed value.  The Shareholders agree, absent written consent of all the Shareholders, that the value determination made by such appraiser shall be conclusive and binding on all Shareholders as the agreed value, provided such value determination shall, in no event, be less than the previously agreed value by the Corporation and Shareholders.  If such value determination by the appraiser is less than the previously agreed value, then such previously agreed value shall remain in effect for all purposes of this Agreement until otherwise determined in accordance with the provisions of this Article IV.  The price per share for the initial agreed value shall be $568.86, taking into account Ferola’s increase in percentage of stock ownership from Stephan (45.07%) to the Corporation (50%), without diluting the value of the other Shareholders’ percentage of stock ownership in the Corporation, based on such other Shareholders’ value of stock ownership in Stephan at $4.50 share.  The Stephan shares owned and their total value for each Shareholder at $4.50 per share, and the shares owned in the Corporation and their total value (based on $568.86 price per share for the initial agreed value) are as follows:

	STEPHAN SHARES			CORPORATION SHARES

Shareholder	Stephan Shares Now Owned	Percentage of Stock Owned inCorporation	Total Value of Stephan Shares	Corporation Shares To Be Owned	Percentage of Stock Owned In Corporation	Total Value of Corporation Shares[1]

Ferola	518,630	45.07%	$2,333,835	5,000	50.00%	$2,844,300
Shaheen[2]	307,058	26.69%	$1,381,761	2,429	24.29%	$1,381,761
D’Ambrosio	216,714	18.84%	$975,213	1,715	17.15%	$975,595
DePinto	108,204	9.40%	$486,918	856	8.56%	$486,944

Total	1,150,606	100.00%		10,000	100.00%

          B.     The purchase price to be paid for the shares pursuant to the terms of this Agreement shall be paid by the purchaser at closing of the purchase as follows:

                   1.     The purchaser shall deliver to the seller an amount of cash at closing equal to no less than twenty percent (20%) of the purchase price.

                   2.     Any balance of the purchase price not paid in cash at closing shall be represented by a promissory note (the “Note”) in the original principal amount of such balance.  The Note shall require payment of the principal amount in sixteen equal consecutive quarterly installments together with interest at a rate per annum equal to either the Federal Mid-term Rate (as defined in Section 1274(d) of the Internal Revenue Code, as amended) in effect on the date giving rise to the purchase and sale of shares hereunder or to the prime rate as published in The Wall Street Journal on the date giving rise to the purchase and sale of shares hereunder, whichever rate is higher.  Provided, however, that if the Corporation is the purchaser and can demonstrate to the reasonable satisfaction of the seller that such sixteen (16) consecutive quarterly payments will impose a financial hardship on the Corporation, then such payment term may be extended, if mutually agreed to by the seller and the Corporation.

                   3.     In connection with the purchase of shares, the Corporation shall not make any distributions with respect to its stock or make any bonus payments to any shareholders, who are employed by the Corporation, unless the payments required under the Note have been made on a timely basis, in accordance with the provisions of the Note.  In connection with the purchase of shares, as security for the Note, the purchaser shall execute a pledge of the shares being purchased in favor of the holder of the Note.  With respect to the purchase of shares under this Agreement, the purchaser’s payment obligation under the Note shall be accelerated upon the occurrence of any of the following events: (i) purchaser’s petition in bankruptcy (unless

1 Differences in value due to “rounding” and changes in percentages of share ownership.
2 Including Stephan shares owned by Shaheen & Co., Inc.

dismissed within ninety (90) days); (ii) purchaser’s insolvency; (iii) purchaser’s dissolution, if the purchaser is the Corporation; (iv) purchaser’s failure to make any scheduled payment when due (unless such failure to pay is cured within five (5) days of written notice thereof from the Note holder); and (v) if the purchaser is the Corporation, upon the Corporation’s default on any debt instrument under which the Corporation is the obligor (unless such default is cured within such time period as may be allowed under such debt instrument).

                    4.     At closing, in connection with the purchase of shares by the Corporation, the loan documents shall, in addition to the events of default described in the preceding subparagraph B.3. of this Agreement, contain the following negative and affirmative covenants, the breach of which by the Corporation shall constitute a default under the Note entitling the Note holder to accelerate the Corporation’s payment obligation under the Note (unless such breach is cure within ten (10) days of notice thereof from the Note holder):

                    (i)    Until the Note has been repaid in full, without the prior written consent of the Note holder, the Corporation shall not:

                                   (a)      Except as permitted or contemplated by this Agreement, create, incur, assume or suffer to exist any debt or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any person, firm, or corporation, including, without limitation, any Affiliate (as hereinafter defined), except

                                                   (1)     Indebtedness for taxes not at the time due and payable or which are being actively contested in good faith by appropriate proceedings and against which reasonable reserves have been established by the Corporation, but only if the non- payment of such taxes does not result in a lien upon any property of the Corporation that has priority over the lien held by the Note holder;

                                                   (2)     Contingent liabilities arising out of the endorsement of negotiable instruments in the ordinary course of collection or similar transactions in the ordinary course of business;

                                                   (3)     Debt, other than for borrowed money, incurred in the ordinary course of business, including that evidenced by trade promissory notes with a maturity of less than one year;

                                                   (4)     Debt to third parties for purchase money indebtedness incurred in connection with the purchase of capital assets used in the business of the Corporation not to exceed $1,000,000.00 during any fiscal year of the Corporation.

                                   (b)      Create, incur, assume, or suffer to exist any mortgage, security deed, deed of trust, security interest, pledge, encumbrance, lien or charge of any kind (including charges on property purchased under conditional sales or other title-retention agreements) on any of its property or assets, now owned or hereafter acquired, except

                                                   (1)     Liens for taxes not yet due or which are being contested in good faith by appropriate proceeding and for which reasonable reserves have been established;

                                                   (2)     Other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets and created by operation of law.

                                   (c)      Except as provided for in Article VIII of this Agreement, declare any dividends on the shares of the Corporation, or apply any of its property or assets to the purchase, redemption, or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, retirement of, or make any other distribution by reduction of capital, or in liquidation or dissolution, or otherwise in respect of, the shares of the Corporation.

                                   (d)      Purchase, acquire or lease property from, or sell, transfer or lease any property to, any Affiliate, except in the ordinary course of the Corporation’s business and under terms and conditions which would apply if disinterested parties were involved.  For purposes of this Agreement, an Affiliate shall mean an individual, proprietorship, partnership, joint venture, corporation, limited liability company, trust or other entity in which the Corporation or the shareholders of the Corporation or members of the immediate families of such shareholders own, in the aggregate, either directly or indirectly, ten percent (10%) of such proprietorship, partnership, joint venture, corporation, limited liability company, other entity and/or ten percent (10%) of the beneficial interests in such trust.

                                   (e)      Enter into any acquisition, merger, or consolidation or acquire all or substantially all of the assets of any other entity or business; or sell, lease, or otherwise dispose of any of its assets in an aggregate amount exceeding $1,000,000.00 during any fiscal year, except sales in the ordinary course of its business.

                                   (f)      Make loans or advances to any Affiliate, or pay any management or similar fees to any Affiliate; provided, however that the Corporation may, with the prior written consent of the Note holder, pay usual and customary directors’ fees to Affiliates (including family members) duly elected to, and actually serving on, its Board of Directors.

                                   (g)      Make any capital expenditures in any fiscal year exceeding a total of $250,000.00.  For purposes of this Agreement, capital expenditures shall include expenditures made or liabilities incurred of $100,000.00 or more, as determined under generally accepted accounting practices, for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise and the principal portion of payments with respect to lease obligations which must be capitalized under generally accepted accounting principles.

                                   (h)      Prepay any debt except the Note; provided, however, that the Corporation may take ordinary trade discounts on purchases made in the ordinary course of business and that no default under the Note will otherwise exist or occur as a result thereof.

                    (i)     Enter into any sale and lease-back arrangement, either directly or indirectly.

                    (ii)    Until the Note has been repaid in full, the Corporation shall:

                                   (a)      Provide to the Note holder copies of its annual financial statements within one hundred and twenty days (120) after each such year, and upon request from the Note holder, provide to such Note holder copies of the most recent quarterly and monthly financial statements.

                                   (b)      Provide to the Note holder copies of all minutes of any special or annual meetings of the shareholders and the Board of Directors.

                                   (c)      Upon demand, immediately permit the Note holder or any agent of the Note holder to inspect the books and records of the Corporation.

                                   (d)      Give to the Note holder immediate written notice of any default by the Corporation under any obligation of the Corporation or violation of the terms and conditions of any such obligation of the Corporation.

                    (iii)   If the Corporation is not merged with or liquidated into Stephan, then all of the negative and affirmative covenants contained herein shall also apply to Stephan.

                    5.   Following any purchase of shares hereunder, the Corporation shall hold harmless and indemnify the selling Shareholder (and his or her successors) from and against all claims and actions which may otherwise be brought by anyone arising out of any debt, lease or other obligation of the Corporation, provided that such selling Shareholder (and his or her successors) have not personally guaranteed such debt, lease or other obligation of the Corporation prior to such purchase of shares.  Such indemnity shall include the cost of legal counsel and other expenses incurred in the defense of or participation in any such claim or action.

          C.     The selling party shall transfer and convey the shares to the purchaser at closing free and clear of all encumbrances except those arising out of this Agreement.  As the principal of the Note is paid, the selling party agrees that the purchaser shall have the right to vote the shares paid for by the purchaser (e.g. – if the selling party sells 1,000 shares to the purchaser, and if the purchaser has paid one-half (1/2) of the purchase price for the 1,000 shares, then the purchaser shall have the right to vote the 500 shares paid for by the purchaser).  However, none of the shares shall be released as security for the Note until the Note is paid in full.  The selling party shall maintain actual possession of the share certificates until the Note is paid in full.  Any dividends paid on the shares shall be paid to the purchaser so long as the Note is not in default.  If the Note is in default, then any dividends paid on the shares shall be paid to the selling party to be applied against the purchaser’s obligations under the Note to the selling party.  Such payments in satisfaction of the purchaser’s obligations under the Note to the selling party shall first be applied against unpaid, but accrued interest, and then thereafter against Note principal, which remains unpaid, but due and owing to the selling party.

ARTICLE V.
Vote Requirements

          A.     The following actions shall not be taken by or on behalf of the Corporation without the unanimous vote of the outstanding shares of the Corporation:

                   1.     The issuance, repurchase, restructuring, or recapitalization of the shares of the Corporation;

                   2.     The amendment or restatement of the Articles of Incorporation or the By-Laws of the Corporation;

                   3.     The appointment, removal, or replacement of any members of the Board of Directors of the Corporation.  In the event of any removal of a member who is a Shareholder, then the shares of such member shall be purchased by the Corporation in accordance with the terms of Articles III and IV of this Agreement;

                   4.     The determination of the salaries, bonuses, fringe benefits and other compensation, if any, of the directors, officers and other key management personnel of the Corporation;

                   5.     The adoption of a qualified or non-qualified employee retirement plan, any form of deferred compensation plan or “golden parachute” compensation arrangement;

                   6.     The execution or amendment of any employment, management, consulting or similar contract for any of the directors and other key management personnel; or

                   7.     The change in the Corporation’s current status, for Federal income tax purposes, as an “S” corporation.

                   FURTHERMORE, the following actions shall not be taken by or on behalf of the Corporation without the affirmative vote of seventy-eight percent (78%) of the outstanding shares of the Corporation:

                   1.     Except as provided for in Article VIII of this Agreement, the issuance of dividends and other distributions of cash or other property on the shares of the Corporation;

                   2.     The merger, consolidation, liquidation or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation;

                   3.     The lending of money, the borrowing of money, the granting of guaranties, or the transfer, issuance or the dealing with any debt instruments of the Corporation other than short-term debt arrangements made in the ordinary course of the Corporation’s business to finance current inventory requirements;

                   4.     The purchase, sale, mortgage or disposition of any personal property which has a fair market value of $500,000.00 or of any real property;

                   5.     The appointment of a receiver for the Corporation or the voluntary filing of any bankruptcy or similar proceeding by the Corporation; or

                   6.     The entering of any agreement or arrangement involving the creation of aggregate income, expenses, assets or liabilities in excess of $1,000,000.00 except in the ordinary course of the business of the Corporation; provided, however, that any such agreement or arrangement involving $1,000,000.00 or less may not be entered into if such agreement or arrangement is prohibited by any other provision of this Paragraph A of Article V.

          B.     The Shareholders shall take all actions necessary to ensure that the Articles of Incorporation and By-Laws of the Corporation are adopted, amended and maintained consistent with the agreements, terms and conditions and intentions of this Agreement, as it may from time to time be amended.

          C.     If the Corporation is not merged with or liquidated into Stephan, then with respect to all of the actions described in this Article V, all references to the Corporation shall mean both the Corporation and Stephan.  In addition such actions described hereinabove in Paragraph A. shall not be taken by either the Corporation or Stephan without the unanimous vote or seventy-eight percent (78%), as the case may be, of the outstanding shares of the Corporation and of Stephan.

ARTICLE VI.
Shares Owned by a Trust for the Shareholder’s Family

          A.     Shares in the Corporation may be owned by a trust (eligible to hold S Corporation stock) for the benefit of the Shareholder’s family.  In such event, the shares owned by such trust shall, for all purposes of this Agreement, including the required sale of all shares owned by a Shareholder as a result of the Shareholder’s death or significant financial hardship, including such Shareholder’s disability as defined in Paragraph D of Article II of this Agreement, be included in, deemed part of, and bound by the terms of this Agreement, and any action taken, offer made, or option exercised under this Agreement, with reference to the shares owned by a Shareholder shall be applicable to the shares owned by such trust.  In the event of the death of any member of the Shareholder’s family who is a trust beneficiary, the shares in the Corporation held in trust for such deceased family member may remain held in trust for other members of the Shareholder’s family.  The Shareholders agree to provide the Corporation with sufficient documentation as well as any other data which the Corporation may reasonably request (i) to establish the legal existence of such trust; (ii) to determine that such trust is eligible to hold S Corporation stock under the Internal Revenue Code, as amended; and (iii) to determine the Trustee’s authority to be bound by the terms of this Agreement.

          B.     All of the shares in the Corporation, which cannot be owned by Shaheen & Co., Inc. and which Shaheen does not individually own shall be held in the Shaheen Voting Trust Agreement of which Shaheen shall be the sole trustee holding the exclusive power to vote all of the shares of the Corporation in such voting trust.  The shares in the Corporation held in the Shaheen Voting Trust shall be owned by trusts for the benefit of Shaheen’s two children (“Shaheen Children”), both of whom are of legal majority, fully empowered together with the trustee of their two trusts to enter into a voting trust agreement with Shaheen.  The Shaheen Children together with the trustee of their two trusts shall have also appointed Shaheen as their sole Attorney-in-Fact irrevocably empowered to transfer the shares of the Corporation owned by the trusts for the benefit of the Shaheen Children pursuant to an Irrevocable Power of Attorney To Transfer Stock.

ARTICLE VII.
Conflicts Transactions

          Except as provided for in Paragraph B of Article XI of this Agreement, any contract or other transaction between the Corporation and any Shareholder or any Affiliate (a “Conflict Transaction”), shall be valid, if the material facts of the Conflict Transaction and such Shareholder’s or such Affiliate’s interest is disclosed to the other Shareholders, and such Conflict Transaction is authorized by the affirmative vote of a majority of the shares of the Corporation owned by the other Shareholders and eligible trusts, but excluding the shares owned by the Shareholder and Affiliate who have an interest in the Conflict Transaction.

ARTICLE VIII.
S Corporation Distributions

          During such time that the Corporation maintains an election to be taxed under the provisions of Subchapter S of the Internal Revenue Code, as amended, the Corporation shall distribute to each Shareholder (which for this purpose shall include the Shareholders, the Shaheen Children, and beneficiaries of other eligible trusts under Article VI of this Agreement) for each calendar quarter an amount equal to the taxable income allocated to such Shareholders multiplied by forty percent (40%), to cover the federal and state income taxes on such taxable income, provided that such distributions do not conflict with the restrictions contained in the loan documents (i.e. - promissory note, mortgages, security agreements) of the Corporation which result from the merger with Stephan.

ARTICLE IX.
Election of Directors

          So long as the Shareholders or eligible trusts own shares in the Corporation, they shall vote their shares to elect the following as the only directors of the Corporation:  Ferola, Shaheen, D’Ambrosio, and DePinto.  In the event of the death of a Shareholder, the remaining Shareholders shall continue to serve as the only directors, and all such remaining Shareholders and eligible trusts agree to elect only such persons to serve as directors.  If the Corporation is not merged with or liquidated into Stephan, then such individuals named herein shall also serve as the only directors of Stephan.

ARTICLE X.
Election of Officers

                    The officers of the Corporation shall be elected and serve in accordance with the By-Laws of the Corporation.  The officers of the Corporation following the effectiveness of this Agreement initially shall be as follows:

Office	Individual

President and Chief Executive Officer	Frank F. Ferola
Vice President, Secretary And Treasurer	Thomas M. D’Ambrosio

Ferola shall be compensated by the Corporation pursuant to a new employment contract, which contract shall be consistent with the provisions of this Agreement and shall provide for an initial annual base salary (not including any bonuses or other additional compensation agreed upon pursuant to the provisions of Article V) of four hundred seventy-five thousand dollars ($475,000.00).  D’Ambrosio shall be compensated by the Corporation pursuant to a new employment contract, which contract shall be consistent with the provisions of this Agreement and shall provide for an initial annual base salary not to exceed seventy-five thousand dollars ($75,000.00).  All outside directors (including Shaheen and DePinto) shall be compensated at an annual amount of fourteen thousand dollars ($14,000.00), payable in equal quarterly installments. If the Corporation is not merged with or liquidated into Stephan, then all references herein to the Corporation shall mean both the Corporation and Stephan, with the combined compensation amounts from the Corporation and Stephan not to exceed the amounts stated herein.

ARTICLE XI.
Conditions Precedent

                    The obligation of the Shareholders to enter into this Agreement shall be subject to the performance by the Corporation of the following:

          A.     The Corporation shall provide each of the Shareholders with the following documents:

                    1.     Certified copies of the Articles of Incorporation and By-Laws of the Corporation, which shall be in effect upon the date of this Agreement;

                    2.     A schedule listing all contracts or commitments relating to the management and operation of the Corporation to which any Shareholder, director or officer of the Corporation is a party.

          B.     The Second Lease Amendment agreement with Shaheen & Co., Inc., providing for a ten (10) year additional extension at a rental rate of $3.25/square foot, in addition to the existing lease at the current rental rate for the remaining lease term, in accordance with the attached Exhibit B, as has already been agreed to by the parties thereto, shall have been executed by all of the parties thereto.

ARTICLE XII.
Specific Performance

          The shares of the Corporation cannot be readily purchased or sold on the open market and for that reason, among others, the parties will be irreparably damaged if this Agreement is not specifically enforced.  Should any dispute arise concerning the sale or disposition of shares of the Corporation, an injunction may be issued restraining any sale or disposition pending the determination of such controversy upon application to a court of competent jurisdiction by any party to this Agreement.  If any controversy arises concerning the purchase or sale of any such shares, the same shall be enforceable in a court of equity in the State of Florida by decree of specific performance.  Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have.

ARTICLE XIII.
Termination of Agreement

          This Agreement shall terminate upon the first to occur of the following events:

          A.     The execution of an agreement to revoke this Agreement signed by all the parties to this Agreement and the personal representative of any deceased party who has not yet been fully paid for the sale of all the shares of such decedent.

          B.     The adoption of a plan of sale, dissolution, or liquidation by the Corporation in accordance with the requirements of Article V of this Agreement; or the bankruptcy or receivership of the Corporation (but such termination shall not extinguish the rights or obligations of the parties hereunder arising out of any event occurring prior to such termination).

          C.     Upon the shares of the Corporation becoming publicly traded on a publicly recognized stock exchange, such as the New York Stock Exchange or the American Stock Exchange.

ARTICLE XIV.
Securities Laws and Endorsement of Stock Certificates

          A.     The Shareholders acknowledge that the stock of the Corporation acquired by them has not been registered under the Securities Act of 1933 (the “Act”) or any state securities laws (the “State Acts”).  The Shareholders individually represent and warrant that they did not acquire their shares of stock from the Corporation with a view to, offer, offer for sale, or sell in connection with, the distribution of such shares of stock, and that they will hold such shares of stock indefinitely unless subsequently registered under the Act and the State Acts or unless an exemption from such registration is available and an opinion of counsel for the Corporation, in form and substance satisfactory to the Corporation, is obtained to that effect.  The provisions of this Agreement are in all respects subject to the restrictions of the Act and the State Acts and the rules and regulations thereunder.  All certificates representing shares of Corporation’s stock subject to this Agreement shall bear a conspicuous legend in substantially the following form:

The Securities represented by this certificate (the “Securities”) have been issued and sold in reliance upon an exemption from registration under the Securities Act of 1933 (the “1933 Act”).  The Securities may not be offered for sale, sold or transferred without an effective registration statement being filed under or pursuant to said 1933 Act or an opinion of counsel in form and substance satisfactory to the issuer then exemption from registration is available.

          Each Shareholder realizes that the Corporation does not file, and does not in the foreseeable future contemplate filing, periodic reports in accordance with the provisions of Section 13 or 15(d) of the Securities and Exchange Act of 1934, and also understands that the Corporation has not agreed to register any of its securities for distribution in accordance with the provisions of the Act or to take any actions respecting the obtaining of an exemption from registration for such securities or any transaction with respect thereto.  Hence, by virtue of certain rules respecting restricted securities promulgated under the Act, the stock of the Corporation acquired by the Shareholders must be held indefinitely unless and until subsequently registered under the Act or the State Acts or both, as applicable, or unless an exemption from such registration is available, in which case the amount of stock that may be sold may be limited.

          B.     Upon the execution of this Agreement, the certificates representing shares of stock subject to this Agreement shall be conspicuously legended as follows:

The shares represented by this certificate may not be transferred, hypothecated, pledged, or otherwise disposed of except in compliance with that certain Shareholders’ Agreement, dated ______________, 2003 a copy of which is on file in the office of the Secretary of this Corporation.

ARTICLE XV.
Future Stock and After-Acquired Stock

          A.     Unless waived in writing by all of the parties hereto, before any additional shares of stock of the Corporation are issued in the future to any person, corporation, partnership, association, trust and/or any other entity whatsoever other than a signatory to this Agreement, such person or entity shall be required to become a party to and execute, seal, and deliver a copy of this Agreement prior to the issuance of such shares of stock or any other securities, if any, to him, and the certificates therefore shall be legended as provided in this Agreement; and thereafter, such person or entity shall be deemed to be a “Shareholder” for all purposes under this Agreement, provided that such shares may only be issued in compliance with the provisions of this Agreement.

          B.     Whenever any Shareholder acquires any additional shares of stock of the Corporation or any other securities of the Corporation other than the shares owned at the time of the execution of this Agreement, such shares or such other securities of the Corporation so acquired shall be subject to all of the terms of this Agreement, and the certificates therefor shall be surrendered to the Corporation for legending in accordance with this Agreement, unless already so legended, provided that such shares may only be issued in compliance with the provisions of this Agreement.

ARTICLE XVI.
Mediation and Arbitration of Disputes

          Any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment thereof, or the breach thereof, shall be submitted to mediation, and, if not resolved by such mediation, shall then determined and settled by arbitration in Ft. Lauderdale, Florida, in accordance with the rules of the American Arbitration Association.  Any reward rendered therein shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court of competent jurisdiction.

ARTICLE XVII.
Notices

          All notices, requests, demands and other communications shall be directed to the address or telecopier number set forth below or to such other address or telecopier number as any party hereto may designate to the other parties by like notice and shall be deemed duly given when delivered by hand, transmitted by telecopier as evidenced by a confirmation of receipt, or three business days after posting in the United States mail by registered or certified mail, with postage pre-paid return receipt requested:

If to the Company, to:	Eastchester Enterprises, Inc.
1850 W. McNab Road
Ft. Lauderdale, FL 33309
Telecopier: 954-971-9903
Attn: Frank F. Ferola

If to Ferola, to:	Frank F. Ferola
1850 W. McNab Road
Ft. Lauderdale, FL 33309
Telecopier: 954-971-9903

If to Shaheen, to:	Shouky A. Shaheen
3792 Dumbarton Road, N.W.
Atlanta, GA 30327
Telecopier: 404-266-1725

If to D’Ambrosio, to:	Thomas M. D’Ambrosio
119 Stringham Road, Unit 30
LaGrangeville, New York 12540
Telecopier: 845-473-5561
Telephone: 845-473-5458

and to:

Thomas M. D’Ambrosio
10777 W. Sample Road
Apartment 614
Coral Springs, Florida 33065
Telecopier: 954-227-8639
Telephone: 954-796-7348

If to DePinto, to:	John DePinto
236 River Park Drive
Jupiter, FL 33477
Telecopier: 561-748-0548

and to:

John DePinto
6 Beach Plum Road
Montauk, NY 11954
Telephone: 631-668-5315

ARTICLE XVIII.
Miscellaneous

          A.     This Agreement represents and embodies the entire understanding among the parties and may be altered, amended or revoked only by subsequent written instrument duly executed by all of the parties hereto.

          B.     This Agreement shall be binding upon the Corporation, the Shareholders, their heirs, legal representatives, transferees, successors and assigns.  Any person or entity to whom any shares are transferred as permitted under the terms of this Agreement shall, by acceptance of such shares, be bound by all the terms, conditions and restrictions of this Agreement.

          C.     This Agreement shall inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, assigns and transferees.

          D.     Each Shareholder and the Corporation, through its President or other authorized officer, shall give prompt notice to the other Shareholders and Corporation, as the case may be, of all offers, acceptances, refusals, and exercise of options made pursuant to this Agreement.  All notices, writings, offers, acceptances, refusals, payments or agreements given or required to be given under this Agreement shall be made in writing and sent by registered or certified mail, return receipt requested, to the principal business office of the Corporation and to the last known address of each Shareholder appearing on the books of the Corporation.  Any such notice or other writing shall be deemed given and received upon the expiration of three days following such mailing with proper postage affixed.

          E.     The parties agree to execute and deliver all proxies, stock transfer agent agreements, authorizations, documents and instruments which are necessary to carry out the terms and conditions of this Agreement.

          F.     This Agreement is being delivered and is intended to be performed in the State of Florida and shall be construed and enforced in accordance with the laws of Florida .

          G.     Any heading preceding the text of the several paragraphs hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          H.     This Agreement is intended and does hereby revoke all previous agreements among the parties to the extent they are inconsistent herewith.

          I.       In the event that one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          J.      Each Shareholder represents and warrants that he is the sole owner of the shares of the Corporation’s stock issued to him.  Shaheen also further represents and warrants (i) that he is the sole trustee of the Shaheen Voting Trust Agreement for his Children; and (ii) that he is the sole Attorney-in-Fact empowered to transfer the shares of the Corporation owned by the Shaheen Children pursuant to the Shaheen Irrevocable Power of Attorney; and (iii) that under the Shaheen Irrevocable Power of Attorney the Shaheen Children have renowned all right on their part to do any of the acts personally which Shaheen is authorized to perform by said irrevocable power of attorney.  Each Shareholder and Shaheen, as Attorney-in-Fact for his Children under the Shaheen Irrevocable Power of Attorney that all of such shares are free and clear of all liens, claims, charges, security interests or encumbrances of any kind, and that, except as restricted by this Agreement, he has the right and lawful authority to sell or otherwise transfer such shares.  A true copy of the Shaheen Voting Trust Agreement and of the Shaheen Irrevocable Power of Attorney To Transfer Stock, as well as all other documents verifying the powers of Shaheen shall be filed with the Secretary of the Corporation.

          K.     Each Shareholder does hereby appoint the then acting secretary of the Corporation as his Attorney in Fact to transfer, in such Shareholder’s name, record ownership of all shares which the Shareholder shall transfer or convey, or be required to transfer or convey, under the terms of this Agreement.  The said appointment is coupled with the interest of the parties in the shares and the mutual covenants hereunder and may not be revoked except as an amendment to this Agreement.

          L.     Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine gender, and vice versa.

          M.     This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall together constitute one document.

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          IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Corporation by its duly authorized officers, the day and year first above written.

Eastchester Enterprises, Inc.

BY:

________________, President

ATTEST:

________________, Secretary

Frank F. Ferola, Shareholder

Shouky A. Shaheen, as Shareholder, and as sole
Trustee of the Shaheen Voting Trust Agreement

Thomas M. D’Ambrosio, Shareholder

John DePinto, Shareholder

EXHIBIT A
AGREED VALUE

          The undersigned agree that the “agreed value” for each share of common stock of Eastchester Enterprises, Inc. (the “Corporation”) for purposes of Article IV of the Stock Purchase and Transfer Restriction Agreement dated April ___, 2003, among the undersigned and the Corporation (the “Agreement”), is hereby confirmed as $568.86.

Dated:________________

Eastchester Enterprises, Inc.

BY:

________________, President

ATTEST:

________________, Secretary

Frank F. Ferola, Shareholder

Shouky A. Shaheen, as Shareholder and as sole
Trustee of the Shaheen Voting Trust Agreement

Thomas M. D’Ambrosio, Shareholder

John DePinto, Shareholder